Exhibit 99.1
News Release

Lockheed Martin Names Jay Malave as Chief Financial Officer

BETHESDA, Md., Feb. 1, 2022 -- Lockheed Martin (NYSE: LMT) announced today that Jesus “Jay” Malave will be the company’s next chief financial officer, effective immediately.

Malave most recently held the positions of senior vice president and CFO for L3Harris. Prior to that, he served as vice president and CFO of Carrier Corporation, an operating unit of United Technologies Corporation (UTC). During his more than 20 years at UTC, Jay also served as vice president and CFO of UTC Aerospace Systems and head of Investor Relations.

“As we work to advance the capabilities that will serve our customers throughout the 21st century, Jay’s leadership will be instrumental to our continued growth and performance,” said Lockheed Martin Chairman, President and CEO James Taiclet. “He brings a wealth of insight and expertise about our industry and customers as we chart the course ahead for success.”

“Lockheed Martin’s strong balance sheet and enviable position as the aerospace and defense leader provides tremendous opportunities ahead to the benefit of our customers, shareholders, employees, and taxpayers,” said Malave. “It is a privilege to lead such a highly regarded finance organization and advance the company’s vision to deter the threats of the future and connect domains for a more secure world.”

John Mollard, who served as acting CFO on an interim basis, will continue as vice president and treasurer.

About Lockheed Martin
Headquartered in Bethesda, Maryland, Lockheed Martin Corporation is a global security and aerospace company that employs approximately 114,000 people worldwide and is principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.
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Media Contacts:
Trent Perrotto, Global Media Relations, +1 301-214-3504, trent.j.perrotto@lmco.com